    As filed with the Securities and Exchange Commission on February 25, 2004



                                                     Registration No. 333-111733
================================================================================



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                 AMENDMENT NO. 1
                                       to
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                               NAVARRE CORPORATION
             (Exact name of registrant as specified in its charter)


            MINNESOTA                                    41-1704319
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                             7400 49TH AVENUE NORTH
                            NEW HOPE, MINNESOTA 55428
                            TELEPHONE: (763) 535-8333
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ERIC H. PAULSON
                             7400 49TH AVENUE NORTH
                            NEW HOPE, MINNESOTA 55428
                            TELEPHONE: (763) 535-8333

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of communications to:
                             PHILIP T. COLTON, ESQ.
                           WINTHROP & WEINSTINE, P.A.
                       225 SOUTH SIXTH STREET, SUITE 3500
                          MINNEAPOLIS, MINNESOTA 55402
                            TELEPHONE: (612) 604-6729
                            FACSIMILE: (612) 604-6929

        Approximate date of commencement of proposed sale to the public:
   FROM TIME TO TIME, AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee


                                                                               PROPOSED                PROPOSED
                                                       ADDITIONAL              MAXIMUM                  MAXIMUM          AMOUNT OF
       TITLE OF EACH CLASS OF ADDITIONAL               AMOUNT TO            OFFERING PRICE             AGGREGATE       REGISTRATION
        SECURITIES TO BE REGISTERED (1)              BE REGISTERED (2)  PER ADDITIONAL SHARE (3)   OFFERING PRICE (3)       FEE
-----------------------------------------------    -------------------  ------------------------   ------------------  ------------
Common Stock, no par value                         1,000,000 shares             $6.19                 $6,190,000         $ 784.27
                                                   ----------------             -----                 ----------         --------
Common Stock issuable upon exercise of warrants      320,000 shares             $6.19                 $1,980,800         $ 250.86
                                                   ================             =====                 ==========         ========



(1) Does not include 3,421,011 shares included with original filing on January 6, 2004, for which a filing fee of $1,693.77 was paid.



(2) The amount to be registered hereunder consists solely of common stock to be sold by certain selling shareholders.



(3) Pursuant to Rule 457(c), the offering price is equal to the average of the high and low prices of the common stock as of February 23, 2004 as quoted on The NASDAQ National Market.



                                ----------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED __________, 2004.


PROSPECTUS


                                4,741,011 SHARES


                               NAVARRE CORPORATION

                                  COMMON STOCK


    This prospectus is part of a registration statement of Navarre Corporation filed with the Securities and Exchange Commission in connection with a private placement completed by us in December 2003. As part of the private placement, we agreed to register for resale by the selling shareholders the shares of common stock and shares of common stock issuable upon exercise of warrants issued in the placement. This prospectus also covers 1,451,577 shares which includes 131,577 shares issuable upon the exercise of a warrant issued to our agent in the placement, 320,000 shares issuable upon the exercise of a warrant issued to Hilco Capital, L.P. which provided financing in connection with our November 2003 acquisition of the assets of BCI acquisition and 1,000,000 shares issued in connection with the BCI acquisition.. This prospectus will be used by such persons to sell up to 4,747,011 shares of our common stock. This means:


    - The selling shareholders may sell their shares of common stock from time to time.


    - For information on the methods of sale of the common stock, you should refer to the section of this prospectus entitled "Plan of Distribution" on page 10.


    - Navarre will not receive any of the proceeds from the sale of the shares covered by this prospectus.

    - You should read this prospectus and any prospectus supplement carefully in its entirety before you invest in shares of our common stock.

    - We have agreed to pay the expenses related to the registration and resale of the shares.

    Our common stock is currently traded on The NASDAQ National Market under the symbol "NAVR." On __________, 2004, the last reported sale price for our common stock reported on The NASDAQ National Market was $ ______ per share.


    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR CERTAIN RISKS YOU SHOULD CONSIDER BEFORE PURCHASING ANY SHARES.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is ____________, 2004.

                                TABLE OF CONTENTS


                                                               PAGE
Summary.................................................         1
Risk Factors............................................         2
Use of Proceeds.........................................         7
Selling Shareholders....................................         7
Plan of Distribution....................................        10
Legal Matters...........................................        11
Experts.................................................        11
Where You Can Find More Information.....................        11
Information We Have Incorporated By Reference...........        12
Forward-Looking Statements..............................        12


WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER NAVARRE NOR THE SELLING SHAREHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY BE USED ONLY IN STATES WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS MAY BE ACCURATE ONLY ON THE DATE OF THIS PROSPECTUS.

                                     SUMMARY


    This summary highlights selected information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus carefully, especially the "Risk Factors," beginning on page 2.


NAVARRE CORPORATION


    Navarre Corporation publishes and distributes a broad range of home entertainment and multimedia products, including PC software, audio and video titles and interactive games. Our business is divided into two business segments -- Distribution and Publishing. Through these business segments we maintain and leverage strong relationships throughout the publishing and distribution chain.



    Our broad base of customers includes (i) wholesale clubs, (ii) mass merchandisers, (iii) other third-party distributors, (iv) computer specialty stores, (v) music specialty stores, (vi) book stores, (vii) office superstores, and (viii) electronic superstores. Our customer base includes over 500 individual customers with over 18,000 locations, certain of which are international locations.



    Through our Distribution business we distribute and provide fulfillment services in connection with a variety of finished goods that are provided by our vendors, which include a variety of publishers, independent and major music labels, and movie studios. These vendors provide us with PC software, CD and DVD audio, DVD and VHS video, video games and accessories. Our Distribution business focuses on providing retailers and publishers with high-quality services for the broad, efficient distribution of these products, including vendor-managed inventory, Electronic Data Interchange services, fulfillment services, and retailer-oriented marketing services.



    Through our Publishing business we are the exclusive licensee or owner of PC software, CD and DVD audio, DVD and VHS video, and video game titles. Our Publishing business licenses, packages, markets and sells these products to third-party distributors, directly to retailers, as well as to Navarre's Distribution business.



    We were incorporated in Minnesota in 1983. Our corporate headquarters is located at 7400 49th Avenue North, in New Hope, Minnesota, 55428, our telephone number is (763) 535-8333, our facsimile number is (763) 504-1107 and our web-site address is www.navarre.com. Reference to our website is not intended to incorporate information found on the website into this prospectus.



SHARES BEING SOLD PURSUANT TO THIS PROSPECTUS



    As part of a private placement we completed on December 16, 2003, we agreed to register for resale by the selling shareholders the 2,631,547 shares of common stock and 789,444 shares of common stock issuable upon exercise of warrants issued in the placement. This prospectus also covers 1,451,577 shares which includes 131,577 shares issuable upon the exercise of a warrant issued to our agent in the placement, 320,000 shares issuable upon the exercise of a warrant issued to Hilco Capital, L.P. which provided financing in connection with our November 2003 acquisition of the assets of BCI and 1,000,000 shares issued in connection with the BCI acquisition. This prospectus will be used by such persons to sell up to 4,747,011 shares of our common stock.



    The warrants issued to the placement investors are five-year warrants exercisable at any time after the sixth month anniversary of the date of issuance at $7.00 per share. The warrants contain customary anti-dilution provisions and a cashless exercise provision that is applicable only if a registration statement permitting sale of the underlying shares is not then available. In addition, the Company has the right to require cash exercise of the warrant if, among other things, the volume weighted average price of the Company's common stock exceeds $12.00 per share for each of 30 consecutive trading days. Furthermore, each warrant includes a provision that limits the number of shares obtainable upon exercise to ensure that the holder does not exceed 4.999% and 9.999% of the Company's issued and outstanding shares.



    The agent's warrant to purchase 131,577 shares issued in connection with the December 2003 private placement expires December 14, 2005 and is exercisable at $7.00 per share. The warrant contains customary anti-dilution and piggyback registration rights, although if the shares underlying the warrant are included in any registration statement filed pursuant to the placement purchasers registration rights agreement, then those registration rights and obligations apply to the agent's warrant. The warrant contains no cashless exercise provision and includes a mandatory exercise provision that allows the Company to require exercise in full of the warrant within ten days of notice that the average closing price of the Company's common stock is equal to or greater than $10.50 per share for any 30 consecutive trading days.



    We sold the shares in the private placement for $4.75 per share for total proceeds of approximately $12,500,000 and net proceeds of approximately $11,875,000. The per share sales price of $4.75 represented a discount of approximately 15% of the closing price of our common stock on the date the purchase was completed. The net proceeds were used to discharge our approximate $6.6 million debt to Hilco Capital, LP and the remainder will be used for, among other things, general working capital needs.



    The 1,000,000 shares issued in connection with the BCI acquisition are now held by transferees of the prior owners of BCI. The warrant to purchase 320,000 shares issued to Hilco in connection with the BCI acquisition is a five-year warrant exercisable at $2.88 per share. The warrant contains customary anti-dilution and cashless exercise provisions. The warrant also contains customary registration rights that become effective on the first anniversary date of the BCI Eclipse closing. The parties agreed to register these shares early in return for Hilco's forfeiture of an additional five-year warrant to purchase 55,000 shares exercisable at $4.75.


                                  RISK FACTORS

    An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before making your investment decision.


RISKS ASSOCIATED WITH OUR BUSINESS



OUR FOUNDER SIGNIFICANTLY INFLUENCES OUR BUSINESS OPERATIONS. THE LOSS OF OUR FOUNDER COULD AFFECT OUR ABILITY TO OPERATE OUR BUSINESS. IN ADDITION, IF WE FAIL TO ATTRACT AND RETAIN QUALIFIED PERSONNEL, OUR BUSINESS COULD BE HARMED.



    Eric H. Paulson, our President, Chief Executive Officer and founder, has been with us since our inception in 1983. Although we have invested a substantial amount of time and effort in developing our total management team, the loss of Mr. Paulson could affect management's ability to continue to effectively operate our business.



    Our ability to enhance and develop markets for our current products and to introduce new products to the marketplace also depends on our ability to attract and retain qualified management personnel. We compete for such personnel with other companies and organizations, many of which have substantially greater capital resources and name recognition than us. We may not be successful in recruiting or retaining such personnel, which could have a material adverse effect on our business.



OUR SALES TO THREE CUSTOMERS ACCOUNTED FOR APPROXIMATELY 39.5% OF OUR TOTAL REVENUE FOR THE NINE MONTHS ENDED DECEMBER 31, 2003 AND APPROXIMATELY 44% OF TOTAL REVENUE FOR FISCAL YEAR 2003. A REDUCTION IN SALES TO ANY OF THESE THREE CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS AND FINANCIAL CONDITION.



    In each of the past several years, we have had one or more customers that accounted for 10% or more of our net sales. During the fiscal year ended March 31, 2003, sales to three customers, CompUSA, Sam's Clubs and Best Buy, represented approximately 14%, 16% and 14% of our total sales, respectively. For the nine months ended December 31, 2003, these three customers accounted for approximately 14%, 16% and 9.5% of our total sales, respectively.


    We are a non-exclusive supplier to each of our customers and there can be no assurance that we will continue to recognize a significant amount of revenue from sales to any specific customer. If we are unable to continue to sell our products to all or any of these three customers or are unable to maintain our sales to these customers at current levels, and are unable to find other customers to replace these sales, there would be an adverse impact on our revenues and profitability.



A POOR HOLIDAY SELLING SEASON COULD ADVERSELY AFFECT OUR SALES AND
PROFITABILITY.



    Traditionally, our third quarter (September 30-December 31) has accounted for our largest quarterly revenue figures and a substantial portion of our earnings. As a distributor of products ultimately sold to retailers, our business is affected by the pattern of seasonality common to other suppliers of retailers, particularly during the holiday selling season. Because of this seasonality, if we experience a weak holiday season, our financial results could be negatively affected.



THE LOSS OF A SIGNIFICANT VENDOR COULD ADVERSELY AFFECT OUR SALES AND PROFITABILITY.



    Relationships with PC software publishers such as Microsoft Corporation, Symantec Corporation, Roxio, Inc., Adobe Systems Inc., Network Associates, Inc., Dreamcatcher Interactive, Inc., and Sony Online Entertainment, Inc. are important to our Distribution business. While we have agreements in place with each of these parties, those agreements do not restrict the publisher from distributing their products through other distributors, or directly to retailers. These agreements provide the Company with the ability to purchase the publisher's products at a reduced wholesale price and for the Company to provide a variety of distribution and fulfillment services in connection with the publisher's products.



    Relationships with independent music labels are also important to our Distribution business. We have exclusive distributions agreements in place with these labels that allow us to retain a percentage of amounts received in connection with the sale of the products provided by these labels. Among other customary provisions, these agreements provide us with full returnability of the products, the right for us to retain a reserve against potential returns of products, and requirements that the label provide discounts, rebates and price protections.



    If we are unable to continue to sell the products to one, or more, of our publishers of independent music labels, there could be an adverse impact on our revenues and profitability.



THE FAILURE TO FINANCE OUR SIGNIFICANT WORKING CAPITAL NEEDS COULD ADVERSELY AFFECT OUR BUSINESS.



    As a distributor of prerecorded music and personal computer software products, we purchase products directly from manufacturers for resale to retailers. As a result, we have significant working capital requirements, principally to finance inventory and accounts receivable. These working capital needs will expand as inventory and accounts receivable increase in response to our growth. Although we believe we have obtained financing sufficient to meet our working capital requirements to date, the failure to finance our working capital needs or the failure to obtain additional financing upon favorable terms when required in the future could adversely affect our business as the cost of replacement financing may be very expensive or not available which could curtail our distribution or publishing activities.



    We have relied upon bank borrowings to finance our expansion, and currently have a $40 million credit facility in place. Under the terms of our credit facility, borrowings are dependent upon the eligibility of accounts receivable and inventory and other financial covenants. We believe we may need to acquire additional bank financing in the future depending upon the growth of our business and the need to finance possible future acquisitions. If we were unable to borrow under the credit facility and were unable to secure additional financing, our business could be harmed.



EXCESSIVE PRODUCT RETURNS OR INVENTORY OBSOLESCENCE COULD SIGNIFICANTLY REDUCE OUR SALES OR PROFITABILITY.



    We maintain a significant investment in product inventory. Like other companies operating in our industry, our product returns are significant when expressed as a percentage of revenues. Our agreements with suppliers generally permit us to return products that are in the suppliers' current product listing. Adverse financial or other developments with respect to a particular supplier could cause a significant decline in the value and marketability of our products, and could make it difficult for us to return products to a supplier and recover our initial product acquisition costs. Such an event could have a material adverse effect upon our business and financial results. We maintain a sales return reserve based on our trailing twelve month sales returns by product line. We have historically experienced an actual return rate ranging from 17% to 22%, depending upon the product, which we believe is in line with industry practice. In the past, these levels have been adequate to cover potential returns, but there can be no assurance that our reserves will be adequate in the future.



THE LOSS OF A SOFTWARE DEVELOPER OR MANUFACTURER COULD NEGATIVELY AFFECT OUR PRODUCT OFFERING AND ACCORDINGLY OUR REVENUES.



    We distribute interactive software under distribution agreements with software developers and manufacturers. Our continued growth and success depends partly upon our ability to procure and renew these agreements and to sell the underlying software. There can be no assurance that we will enter into new distribution agreements with developers and/or manufacturers or that we will be able to sell software under existing distribution agreements. Further, current distribution agreements may be terminated and not replaced. The loss of a software developer or manufacturer could negatively affect our product offering and accordingly our sales.



THE CONTINUED GROWTH OF OUR EXCLUSIVE DISTRIBUTION BUSINESS COULD BE NEGATIVELY AFFECTED IF WE FAILED TO SECURE NEW DISTRIBUTION AGREEMENTS WITH RECORDING ARTISTS.



    Our Distribution division makes a portion of its sales as a result of exclusive distribution agreements with recording artists. Our continued growth and success depend partly upon our ability to procure and renew these agreements and to sell the underlying recordings. In addition, we depend upon artists and labels to generate additional quality recordings. In order to procure future distribution agreements, we regularly review artists and labels. There is no assurance that we will sign such artists and labels to distribution agreements or that we will be able to sell recordings under existing distribution agreements. Further, there can be no assurance that any current distribution agreements will be renewed or that current agreements will not be terminated.



OUR ACQUISITION STRATEGY COULD RESULT IN DISRUPTIONS TO OUR BUSINESS BY, AMONG OTHER THINGS, DISTRACTING MANAGEMENT TIME AND DIVERTING FINANCIAL RESOURCES.



    One of our growth strategies is the acquisition of complementary businesses. We may not be able to identify suitable acquisition candidates, or if we do, we may not be able to make such acquisitions on commercially acceptable terms or at all. If we make acquisitions, a significant amount of management time and financial resources may be required to complete the acquisition and integrate the acquired business into our existing operations. Even with this investment of management time and financial resources, an acquisition may not produce the revenue, earnings or business synergies that we anticipated. Acquisitions involve numerous other risks including: assumption of unanticipated operating problems or legal liabilities, problems integrating the purchased operations, technologies or products, diversion of management's attention from our core businesses, adverse effects on existing business relationships with suppliers and customers, incorrect estimates made in the accounting for acquisitions and amortization of acquired intangible assets which would reduce future reported earnings, and potential loss of customers or key employees of acquired businesses.



RISKS ASSOCIATED WITH OUR INDUSTRY



WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY AND COMPETE WITH LARGE NATIONAL FIRMS. FURTHER COMPETITION COULD, AMONG OTHER THINGS, REDUCE OUR SALES VOLUME OR MARGINS OR BOTH.



    The entertainment products segment, comprised of the prerecorded music and the PC software industries, is highly competitive. Our competitors include other national and regional distributors as well as suppliers that sell directly to retailers. These competitors include the distribution affiliates of Time-Warner, Sony Corporation,

Thorn/EMI, Bertelsmann A.G., Ingram Micro and Tech Data Corporation. Many of these competitors have substantially greater financial and other resources than we have. Our ability to effectively compete in the future depends upon a number of factors, including our ability to:


    - obtain exclusive national distribution contracts and licenses with independent labels and manufacturers;

    -   maintain our margins and volume;

    - expand our sales through a varied range of products and personalized services;

    - anticipate changes in the marketplace including technological developments; and

    -   maintain operating expenses at an appropriate level.

Our failure to adequately perform one or more of these tasks may materially harm our business.


    In addition, competition in the prerecorded music and PC software distribution industries is intense and is often based on price. Distributors, such as us, generally experience low gross and operating margins. Consequently, our profitability is highly dependent upon achieving expected sales levels as well as effective cost and management controls. Any erosion in our gross profit margins could harm our financial results.



TECHNOLOGY DEVELOPMENTS, PARTICULARLY IN THE ELECTRONIC DOWNLOADING ARENA, MAY ADVERSELY AFFECT OUR SALES, MARGINS, LIQUIDITY AND RESULTS OF OPERATIONS.



    Prerecorded music and PC software have traditionally been marketed and delivered on a physical delivery basis. Traditionally, all our revenues have been generated from sales to retail and wholesale channels. If, in the future, these products are increasingly marketed and delivered through technology transfers, such as "electronic downloading" through the Internet or another delivery mechanism, then retail and wholesale distribution business could be negatively impacted as we presently do not do business in this distribution channel. As physical and electronic distribution grows through Internet resellers, competition between suppliers to electronic retailers in traditional ways will intensify and likely negatively impact our sales and margins. Furthermore, we may be required to spend significant capital to enter or participate in this delivery channel. If we are unable to develop necessary supplier relationships with electronic retailers or are unable to develop relationships to facilitate electronic distribution of software and music, our business may be materially harmed.



INCREASED COUNTERFEITING AND FREE OR LOW COST MUSIC DOWNLOADS MAY NEGATIVELY AFFECT OUR BUSINESS.



    The recorded music industry continues to be adversely affected by counterfeiting of both audiocassettes and CDs, piracy and parallel imports, and also by websites and technologies that allow consumers to electronically download and access music from these sources. Increased proliferation of these alternative access methods to these products could impair our ability to generate revenues and could cause our business to suffer.



OUR BUSINESS PRESENTLY IS DEPENDENT ON TRADITIONAL METHODS OF MUSIC, CD AND DVD PRODUCT DISTRIBUTION AND ANY SIGNIFICANT CHANGE COULD AFFECT OUR BUSINESS.



    Our current sales strategy will continue to be successful only if our wholesale and retail customers continue to purchase products through us rather than directly from manufacturers, through other distributors or through other means of distribution. Customers and retailers are constantly searching for ways to lower costs in an attempt to maintain competitive prices and meet the pricing demands of consumers. Our business could be adversely affected if our customers decide to purchase directly from manufacturers, other distributors or other distribution channels rather than from us.

RISKS RELATED TO OUR SECURITIES



OUR STOCK PRICE HAS EXPERIENCED SIGNIFICANT VOLATILITY AND CONTINUED FLUCTUATION COULD IMPAIR OUR ABILITY TO RAISE CAPITAL AND MAKE AN INVESTMENT IN OUR SECURITIES UNDESIRABLE.



    The stock markets have experienced price and volume fluctuations, resulting in changes in the market prices of the stock of many companies, which may not have been directly related to the operating performance of those companies. In addition, the market price of our common stock has historically fluctuated significantly. We believe factors such as indications of the market's acceptance of our products and the performance of our business relative to market expectations, as well as general volatility in the securities markets, could cause the market price of our common stock to fluctuate substantially. However, our stock price has experienced significant volatility and continued fluctuation could impair our ability to raise capital and make an investment in our securities undesirable.



OUR ANTI-TAKEOVER PROVISIONS, RIGHT TO ISSUE PREFERRED STOCK AND OUR STAGGERED BOARD MAY DISCOURAGE TAKEOVER ATTEMPTS THAT COULD BE BENEFICIAL FOR OUR SHAREHOLDERS.



    We are subject to Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act, which may have the effect of limiting third parties from acquiring significant amounts of our common stock without our approval. These laws, among others, may have the effect of delaying, deferring or preventing a third party from acquiring us or may serve as a barrier to shareholders seeking to amend our Articles of Incorporation or Bylaws. Our Articles of Incorporation also grant us the right to issue preferred stock which could allow us to delay or block a third party from acquiring us. These shares of preferred stock could also possess voting and conversion rights that could adversely affect the voting power of the holders of the common stock. Finally, our Articles of Incorporation and Bylaws divide our board of directors into three classes that serve staggered three-year terms. Each of these factors could make it difficult for a third party to effect a change in control of us. As a result, our shareholders may lose opportunities to dispose of their shares at the higher prices typically available in takeover attempts or that may be available under a merger proposal. In addition, these measures may have the effect of permitting our current directors to retain their positions and place them in a better position to resist changes that our shareholders may wish to make if they are dissatisfied with the conduct of our business.



THE INVESTMENT OF ADDITIONAL CAPITAL WILL DILUTE THE HOLDINGS AND VOTING POWER OF OUR COMMON SHAREHOLDERS.


    Our common shareholders have no preemptive rights. If we:

    - commence a subsequent public or private offering of our common stock, convertible debt or preferred stock; or

    - issue preferred stock or shares of common stock upon exercise of warrants to consultants or other parties providing goods and services to us in lieu of or in addition to cash consideration,


our shareholders, who may not participate in a future stock issuance, will experience dilution of their equity investment and voting power. While we have no present plan to engage in these transactions, if we did, holders of our common stock could have their investment and voting power diluted.


WE HAVE NEVER PAID ANY CASH DIVIDENDS.

    We have not paid cash dividends on our common stock in the past, and we do not intend to do so in the foreseeable future.


OUR DIRECTORS MAY NOT BE HELD PERSONALLY LIABLE FOR CERTAIN ACTIONS, WHICH COULD DISCOURAGE SHAREHOLDER SUITS AGAINST THEM.


    As permitted by Minnesota law, our Articles of Incorporation provide that our directors shall not be personally liable to the company or our shareholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on behalf of our company against a director. In addition, our Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law.


THE EXERCISE OF OUTSTANDING WARRANTS AND OPTIONS MAY ADVERSELY AFFECT OUR STOCK PRICE.



    Our stock option plan authorizes the issuance of options to purchase 5,224,000 shares of our common stock. As of December 31, 2003, options and warrants to purchase 4,126,664 shares of our common stock were outstanding. Many of these options and warrants are currently exercisable. These options and warrants are likely to be exercised at a time when the market price for our common stock is higher than the exercise prices of the options and warrants. If holders of these outstanding options and warrants sell the common stock received upon exercise, it may have a negative effect on the market price of our common stock.


                                 USE OF PROCEEDS

    The selling shareholders will sell all of the common stock covered by this prospectus and receive the proceeds from sale of the shares. We will not receive any of the proceeds from such sales.


                              SELLING SHAREHOLDERS



    This prospectus covers offers and sales of shares of our common stock by the selling shareholders identified below. 2,631,547 of the shares were originally sold by us to the selling shareholders in a private placement at a price of $4.75 per share ($7.00 per share for 789,444 shares that may be acquired upon exercise of warrants issued in connection with the placement). This prospectus also covers 131,566 shares issuable, at $7.00 per share, upon the exercise of a warrant issued to our placement agent, 1,000,000 shares issued in connection with the BCI acquisition and 320,000 shares issuable, at $2.88 per share, upon the exercise of a warrant issued to Hilco in connection with their assistance in financing the BCI acquisition.


    The table below identifies the selling shareholders and shows the numbers of shares of common stock beneficially owned by each of the selling shareholders before and after this offering, and the numbers of shares offered for resale by each of the selling shareholders. Our registration of these shares does not necessarily mean that any selling shareholder will sell all or any of their shares of common stock. However, the "Shares Beneficially Owned After Offering" columns in the table assume that all shares covered by this prospectus will be sold by the selling shareholders and that no additional shares of common stock will be bought or sold by any selling shareholder. No estimate can be given as to the number of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer some or all of the shares and, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares.

    No selling shareholder has had, within the past three years, any position, office or other material relationships with us other than as a result of ownership of shares or other securities.

    The information provided in the table below is from the selling shareholders, reports furnished to us under rules of the United States Securities and Exchange Commission and our stock ownership records.


                                            SHARES BENEFICIALLY
                                                    OWNED
                                             BEFORE OFFERING (1)(2)                SHARES BENEFICIALLY
                               ------------------------------------------------       OWNED AFTER
                                               SHARES UPON                            OFFERING (1)
                                               EXERCISE OF                         ------------------
           BENEFICIAL OWNER      SHARES          WARRANTS      TOTAL    PERCENT    NUMBER     PERCENT
           ----------------    ---------        ---------    ---------  -------    ------     -------
Alice Ann Corporation             10,000            2,500       12,500     *          --         *
Robert Allison                    10,000            2,500       12,500     *          --         *
Alydar Fund, L.P. (3)              9,000            2,250       11,250     *          --         *
Alydar Fund, Ltd. (3)             35,860            8,965       44,825     *          --         *

Alydar QP Fund, L.P. (3)                   55,140           13,785       68,925     *                     --         *
William H. Baxter TTEE FBO William
  H. Baxter Rev Tr u/a dtd 7/3/96           5,000            1,250        6,250     *                     --         *
David C./Carole O. Brown TTEE's FBO
  David C. and Carol O. Brown Rev Tr
  u/a dtd 10/23/97                          8,000            2,000       10,000     *                     --         *
Burguete Investment Partnership (4)       100,000           25,000      125,000     *                     --         *
Craig L. Campbell                           5,000            1,250        6,250     *                     --         *
Caitlin Enterprises, L.P. (5)             250,000               --      250,000     *                     --         *
Caitlin Family Trust (5)                  550,000               --      550,000     *                     --         *
USB Piper Jaffray as Custodian FBO
  Robert H. Clayburgh IRA                   8,000            2,000       10,000     *                     --         *
Gary E. Clipper and Leslie J.
  Clipper JTWROS                            5,000            1,250        6,250
Craig-Hallum Partners, L.P. (6)            60,600           15,150       75,750     *                     --         *
Craig-Hallum Capital Group, LLC (7)            --          131,577      131,577     *                     --         *
Deephaven Small Cap Growth Fund,
  LLC (8)                                 526,315          131,579      657,894     *                     --         *
USB Piper Jaffray as Custodian FBO
    Bradley A. Erickson IRA                10,000            2,500       12,500     *                     --         *
Edward D. Goetz and Linda K.
    Engquist (5)                          200,000               --      200,000     *                     --         *
Dennis D. Gonyea                           10,000            2,500       12,500     *                     --         *
Jon D. Gruber and Linda W. Gruber (9)      42,105           10,526       52,631     *                     --         *
Gruber & McBaine International (9)         84,211           21,053      105,264     *                     --         *
Hilco Capital, L.P. (10)                  320,000               --      320,000     *                     --         *
Wedbush Morgan Securities as
    Custodian FBO Gary S. Kohler IRA       42,105           10,526       52,631     *                     --         *
Elizabeth J. Kuehne                         8,000            2,000       10,000     *                     --         *
Lagunitas Partners, L.P. (9)              252,632           63,158      315,790     *                     --         *
USB Piper Jaffray as Custodian FBO
    Sharon D. Luikart IRA                   5,000            1,250        6,250     *                     --         *
J. Patterson McBaine (9)                   42,105           10,526       52,631     *                     --         *
USB Piper Jaffray as Custodian FBO
    Michael E. McElligott SPN/PRO           5,000            1,250        6,250     *                     --         *
Pandora Select Partners, L.P. (11)        217,895           54,474      272,369     *                     --         *
USB Piper Jaffray as
    Custodian Charles W. Pappas IRA         5,000            1,250        6,250     *                     --         *
Pleiades Investment Partners - R,
    L.P. (12)                             114,000           28,500      142,500     *                     --         *
Potomac Capital International,
    Ltd.(13)                               36,000            9,000       45,000     *                     --         *
USB Piper Jaffray as Custodian FBO
    David H. Potter IRA                    15,000            3,750       18,750     *                     --         *
John T. Potter                              8,000            2,000       10,000     *                     --         *
Alan R. Reckner                             5,000            1,250        6,250     *                     --         *
Carolyn Salon                               5,000            1,250        6,250     *                     --         *
Joel A. Salon                               5,000            1,250        6,250     *                     --         *
Dr. Paul C. Seel and Nancy S. Seel
    JTWROS                                  8,000            2,000       10,000     *                     --         *
Dennis L. Senneseth                        30,000            7,500       37,500     *                     --         *
SF Capital Partners, Ltd. (14)            631,580          157,895      789,475     *                     --         *
E. Terry Skone                             10,000            2,500       12,500     *                     --         *
Wedbush Morgan Securities as
    Custodian FBO Jeffrey A. Sowada IRA    73,684           18,421       92,105     *                     --         *
Oral & Maxillofacial Surgeons
    Pension Plan FBO Donal Vap u/a dtd
    2/1/1970                                5,000            1,250        6,250     *                     --         *
Cedric A/Margaret E. Veum TTEE's FBO
    Cedric A. and Margaret E. Veum
    Living Trust u.a dtd 6/20/96            5,000            1,250        6,250     *                     --         *
Manuel A. Villafana                         8,000            2,000       10,000     *                     --         *
Donald O and Jane M. Voight TTEE's
    FBO Janet M. Voight Trust u/a dtd
    8/29/96                                 8,000            2,000       10,000     *                     --         *
USB Piper Jaffray as Custodian FBO
    James B. Wallace SPN/PRO                8,000            2,000       10,000     *                     --         *
WBL Limited Partnership (15)               76,315           19,079       95,394     *                     --         *
David M. Westrum, TTEE FBO David M.
    Westrum Revocable Living Trust u/a
    dtd 6/1/97                              8,000            2,000       10,000     *                     --         *

USB Piper Jaffray as Custodian FBO                                                  *                     --         *
Michael R. Wilcox IRA                      10,000            2,500       12,500     *                     --         *
                                        ---------        ---------    ---------
TOTALS                                  3,631,547        1,109,464    4,741,011
                                        =========        =========    =========



------------


*      Less than one percent.

(1) Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted. Each selling shareholder purchased the shares in the ordinary course of its business and for its own account for investment only, has no arrangement or understanding with any other persons regarding the distribution of the shares and has no present intent of distributing the shares.

(2) Based on 25,520,703 shares outstanding as of January 2, 2004 and after the offering.

(3) Mr. John A. Murphy, as the managing member of Alydar Capital, LLC (the investment manager of the Alydar Fund, L.P., Alydar Fund, Ltd. and Alydar QP Fund, L.P. entities), may also be deemed to have investment and voting power over the shares of Navarre held by Alydar Fund, L.P., Alydar Fund, Ltd. and Alydar QP Fund, L.P.

(4) Mr. James J. Tiampo, as President of Verbier Management Corp., the investment manager and general partner of Burguete Investment Partnership, L.P., may be deemed to have investment discretion and voting power over the shares of Navarre stock held by Burguete Investment Partnership, L.P.


(5) David Caitlin, a former principal of BCI, is the general partner of Caitlin Enterprises, L.P. and Mr. Caitlin and his wife, Linda Caitlin are co-trustees of the Caitlin Family Trust and consequently Mr. Caitlin has voting control and investment discretion over the securities held by Caitlin Enterprises, L.P. and the Caitlin Family Trust. Mr. Catlin is no longer affiliated with the day-to-day operation of BCI. No more than 125,000 shares, in the aggregate, may be sold by Caitlin Enterprises, L.P., the Caitlin Family Trust and Mr. Edward Goetz and Ms. Linda Engquist on a quarterly basis during the calendar year 2004 (500,000 annually). The limitation increases to 200,000 per quarter during the calendar year 2005 (500,000 annually). In addition, 200,000 shares held by Mr. Goetz and Ms. Engquist and Caitlin Enterprises, L.P. are held by Navarre subject to a pledge agreement entered into in connection with the BCI acquisition.



(6) Kevin P. Harris, as the general partner of Craig-Hallum Partners, L.P. may be deemed to have investment discretion and voting power over the shares of Navarre stock held by Craig-Hallum Partners, L.P. Mr. Harris is a managing partner of Craig-Hallum Capital Group, LLC.



(7) Craig-Hallum Capital Group, LLC acted as placement agent in connection with the private placement transaction. Bradley W. Baker, President, John L. Flood, Chairman and Patricia S. Bartholomew, Secretary and General Counsel of Craig-Hallum Capital Group LLC share voting and investment power over the shares listed. Craig-Hallum Capital Group LLC is a registered broker-dealer.



(8) Deephaven Small Cap Growth Fund LLC is a private investment fund that is owned by all of its investors and managed by Deephaven Capital Management LLC. Deephaven Capital Management LLC, of which Mr. Colin Smith is the Chief Executive Officer, has voting and investment control over the shares that are owned by Deephaven Small Cap Growth Fund LLC. Deephaven Small Cap Growth Fund LLC is not a broker-dealer, but it is an indirect subsidiary of Knight Trading Group, Inc., which is affiliated with one or more broker-dealers.



(9) Gruber & McBaine Capital Management is the manager of Gruber & McBaine International and the general partner of Lagunitas Partners, L.P. and consequently has voting control and investment discretion over the securities held by Gruber & McBaine International and Lagunitas Partners, L.P. Gruber & McBaine Cap Management is managed by Jon D. Gruber and J. Patterson McBaine. Lagunitas Partners, L.P., Gruber & McBaine International, Jon D. Gruber and J. Patterson McBaine disclaim beneficial ownership of shares held by each other.


(10) The general partner of Hilco Capital L.P. is Hilco Capital Management L.P. The general partner of Hilco Capital Management L.P. is Hilco Capital Corp. The controlling owners of Hilco Capital Corp. are Theodore L. Koenig (50%) and Jeffrey Hicktman (50%), who accordingly, may be deemed to have investment discretion and voting power over the shares of Navarre stock held by Hilco Capital, L.P.


(11) Andrew Redleaf, managing member of Pandora Select Advisors, LLC, the investment manager and general partner of Pandora Select Partners, L.P. may be deemed to have investment discretion and voting power over the shares of Navarre stock held by Pandora Select Partners, L.P. Does not include 20,000 shares of Navarre stock held individually by Mr. Redleaf. Pandora Select Partners, L.P. and Mr. Redleaf disclaim beneficial ownership of shares held by each other.

(12) Edward F. Bowman, President of PNC GPI, Inc., the investment manager and general partner of Pleiades Investment Partners - R, L.P., may be deemed to have investment discretion and voting power over the shares of Navarre stock held by Pleiades Investment Partners - R, L.P.



(13) Paul J. Solit, President of Potomac Capital Management, Inc., the investment manager of Potomac Capital International, Ltd. may be deemed to have investment discretion and voting power over the shares of Navarre stock held by Potomac Capital International, Ltd.



(14) Michael A. Roth and Brian J. Stark are the founding members of and direct the management of Staro Asset Management, L.L.C., a Wisconsin limited liability Company ("Staro"), which acts as investment manager of and has the sole power to direct the management of SF Capital Partners Ltd. through Staro. Messrs. Roth and Stark possess sole voting and dispositive power over all of the shares held for the account of SF Capital Partners Ltd.



(15) Jeffrey A. Sowada, the investment manager and general partner of WBL Limited Partnership, may be deemed to have investment discretion and voting power over the shares of Navarre stock held by WBL Limited Partnership.


                              PLAN OF DISTRIBUTION

    The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

    - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    - an exchange distribution in accordance with the rules of the applicable exchange;

    -   privately-negotiated transactions;

    -   short sales;

    - broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

    -   a combination of any such methods of sale; and

    -   any other method permitted pursuant to applicable law.

    The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

    Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

    The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.


    Upon Navarre being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling shareholder that a donee or pledge intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.


    The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

    The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has represented and warranted to the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

    Navarre is required to pay all fees and expenses incident to the registration of the shares. Navarre has also agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

    Winthrop & Weinstine, P.A., Minneapolis, Minnesota, is giving an opinion on validity of the shares of common stock being offered by this prospectus.

                                     EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual report on Form 10-K for the year ended March 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy the reports, proxy statements and other information that we file at the Commission's public reference facilities at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Our filings are also available free of charge at the Commission's website at http://www.sec.gov. You may also obtain copies of such materials by calling the Commission at 1-800-SEC-0330, or by mail from the Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

    This prospectus is part of a Registration Statement on Form S-3 (the "Registration Statement") we filed with the Commission under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the Registration Statement. For more information about us and our common stock, you should read the Registration Statement and its exhibits and schedules. Copies of the Registration Statement, including its exhibits, may be inspected without charge at the offices of the Commission or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of the Registration Statement may be obtained without charge via the SEC's website (http://www.sec.gov).


                  INFORMATION WE HAVE INCORPORATED BY REFERENCE


    The Commission allows us to "incorporate by reference" the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the Commission after the date of this prospectus will automatically update and may supersede this information. We are incorporating by reference into this prospectus the documents listed below:

    -   our Annual Report on Form 10-K for the fiscal year ended March 31, 2003;

    - our proxy statement for the Annual Meeting of Shareholders held in September 2003;


    - our Quarterly Report on Form 10-Q for the quarters ended June 30, 2003, September 30, 2003 and December 31, 2003;



    - our Current Reports on Form 8-K filed with the Commission on May 28, 2003, July 22, 2003, October 20, 2003, November 5, 2003, December 17,
        2003 and January 21, 2004; and


    - the description of the Company's Common Stock as set forth in the Company's Registration Statement on Form 8-A dated November 1993 including any amendments or reports filed for the purpose of updating such information.

    All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering are also incorporated by reference and are an important part of this prospectus. Any statement contained in a document incorporated by reference in this prospectus shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.

    We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that have been or may be incorporated by reference in the prospectus (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Your requests should be directed to Kathy Conlin, our Controller, at our principal executive offices at:

                             7400 49th Avenue North
                            New Hope, Minnesota 55428
                            Telephone: (763) 535-8333


                           FORWARD-LOOKING STATEMENTS



All statements contained in this prospectus and the documents we incorporate by reference that are not statements of historical fact are "forward-looking statements." Sometimes these statements contain words like "believe," "belief," "plan," "anticipate," "expect," "estimate," "may," "will," or similar terms, which are intended to identify forward-looking statements. Forward-looking statements involve known or unknown uncertainties and other factors that could cause actual results to be materially different from historical results or from any future results expressed or implied by the forward-looking statements. The "Risk Factors" section of this prospectus, beginning on page 3, summarizes the material risks and uncertainties that could cause our actual results, performance or achievements to differ materially from what we have said in this prospectus and the documents we incorporate by reference. The Risk Factors apply to all of our forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We will not revise these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                4,741,011 SHARES


                               NAVARRE CORPORATION

                                  COMMON STOCK


                                   PROSPECTUS



                                __________, 2004

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses payable by us in connection with the sale and distribution of the shares of common stock being registered. Selling commissions, brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the selling shareholders are payable by the selling shareholders.


SEC registration fee                     $   2,728.90
Legal fees and expenses                     15,000.00
Accounting fees and expenses                 5,000.00
Registrar's and transfer agent's fees        2,000.00
Printing expenses                           10,000.00
Miscellaneous                                2,271.10
                                         ------------
      TOTAL                              $  37,000.00
                                         ============


    Each amount set forth above, except the SEC registration fee, is estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 302A.521 of the Minnesota Statutes provides that unless prohibited or limited by a corporation's articles of incorporation or bylaws, Navarre must indemnify its current and former officers, directors, employees and agents against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they (i) have not been indemnified by another organization, (ii) acted in good faith, (iii) received no improper personal benefit, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

    Article VI of our Bylaws provide that the directors, officers and committee members of Navarre and other persons shall have the rights to indemnification to the fullest extent permissible under the provisions of Chapter 302A of the Minnesota Statutes.


ITEM 16. EXHIBITS


    The exhibits are described on the Exhibit Index to this Registration Statement on Form S-3.

ITEM 17. UNDERTAKINGS

        (a)         The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


        (c)         Not applicable.

        (d)         Not applicable.

        (e)         Not applicable.

        (f)         Not applicable.

        (g)         Not applicable.

        (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment on Form S-3 and has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hope, State of Minnesota, on February 25, 2004.


                                        NAVARRE CORPORATION


                                        /s/ Eric H. Paulson
                                        ----------------------------------------
                                            Eric H. Paulson
                                            Chairman of the Board, President and
                                            Chief
                                            Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                                        TITLE                                        DATE
         ---------                                        -----                                        ----
/s/ James Gilbertson*                   Chairman of the Board, President and Chief               February 25, 2004
----------------------------------
Eric H. Paulson                         Executive Officer (Principal Executive Officer)

/s/ James Gilbertson*                   Co-Chairman and Director                                 February 25, 2004
----------------------------------
Charles E. Cheney

/s/ James Gilbertson                    Vice President, Chief Financial Officer and Director     February 25, 2004
----------------------------------
James Gilbertson                        (Principal Financial and Accounting Officer)

/s/ James Gilbertson*                   Director                                                 February 25, 2004
----------------------------------
Keith Benson

/s/ James Gilbertson*                   Director                                                 February 25, 2004
----------------------------------
James G. Sippl

/s/ James Gilbertson*                   Director                                                 February 25, 2004
----------------------------------
Michael L. Snow

/s/ James Gilbertson*                   Director                                                 February 25, 2004
----------------------------------
Alfred Teo

/s/ James Gilbertson*                   Director                                                 February 25, 2004
----------------------------------
Tom Weyl

/s/ James Gilbertson*                   Director                                                 February 25, 2004
----------------------------------
Dickinson G. Wiltz

                                    EXHIBIT INDEX


EXHIBIT NO.                     DESCRIPTION OF EXHIBIT                                           PAGE
-----------                     ----------------------                                           ----
   4.1       Amended and Restated Articles of Incorporation of the Company          incorporated by reference to Exhibit
                                                                                    3.1 to the Company's Annual
                                                                                    Report on Form 10-K for
                                                                                    the year ended March 31, 2000
                                                                                    (File No. 0-22982).

   4.2       By-laws of the Company.                                                filed previously

   4.4       Form of warrant .                                                      incorporated by reference to
                                                                                    Exhibit 10.3 to the Company's
                                                                                    Current Report on Form 8-K
                                                                                    dated December 17, 2003.

   5.1       Opinion of Winthrop & Weinstine, P.A.                                  filed previously

  10.1       Form of $4,550,000 Promissory Note with The Business Bank dated        filed herewith electronically
             October 23, 2003

  10.2       Form of Mortgage and Security Agreement and Fixture Financing          filed herewith electronically
             Statement with The Business Bank dated October 23, 2003

  10.3       Form of Assignment of Rents and Leases with The Business Bank dated    filed herewith electronically
             October 23, 2003

  10.4       Form of Construction Loan Agreement with The Business Bank dated       filed herewith electronically
             October 23, 2003

  10.5       Form of Indemnity Agreement with The Business Bank dated October 23,   filed herewith electronically
             2003

  10.6       Form of Assignment of Contract Documents and Intangibles with The      filed herewith electronically
             Business Bank dated October 23, 2003

  10.7       Form of EDA Subordination Agreement dated October 23, 2003             filed herewith electronically

  23.1       Consent of Ernst & Young LLP                                           filed herewith electronically

  23.2       Consent of Winthrop & Weinstine, P.A. (contained in the opinion
             filed as Exhibit 5.1)                                                  filed previously

  24.1       Powers of Attorney (contained on the signature page of this
             Registration Statement)                                                filed previously


------------